Exhibit 99.01

Continucare Corporation Reports Increased Revenue and Operating Income for Third Quarter of Fiscal 2011

16th Consecutive Quarter of Year-Over-Year Improvement

MIAMI--(BUSINESS WIRE)--May 5, 2011--Continucare Corporation (NYSE: CNU) today reported record financial results for its third quarter of fiscal 2011. Financial highlights for the quarter include:

  Total revenue increased to $85.7 million, compared to $80.3 million for the same period last year;
  Income from operations increased to $10.3 million, compared to $9.7 million for the same period last year;
  Net income increased to $7.3 million, compared to $5.9 million for the same period last year; and
  Earnings per diluted share increased to $0.12, compared to $0.09 per diluted share for the same period last year.

For the nine-months ended March 31, 2011, total revenue increased to $244.9 million compared to $231.5 million for the same period last year. Income from operations during the nine-month period increased to $29.8 million compared to $27.0 million for the same period last year. Net income for the nine-month period increased to $19.2 million, or $0.31 per diluted share, compared to $16.5 million, or $0.27 per diluted share, for the same period last year.

Continucare’s cash and cash equivalents increased to $44.6 million at March 31, 2011 compared to $37.5 million at June 30, 2010, while working capital increased to $59.6 million at March 31, 2011 compared to $49.5 million at June 30, 2010. Total liabilities were $15.7 million at March 31, 2011 compared to $17.8 million at June 30, 2010. Shareholders’ equity was $156.8 million at March 31, 2011 compared to $136.0 million at June 30, 2010.

“Our track record of continued improvement is exemplified by our third quarter results which marked our 16th consecutive quarter of year-over-year improvement,” said Richard C. Pfenniger, Jr., Continucare Corporation’s Chairman and Chief Executive Officer. “During the quarter, we increased revenues, maintained strong operating margins and improved profitability. In addition, at quarter-end, our cash and working capital positions were at new record levels while our balance sheet remained virtually free of long-term debt.”

About Continucare Corporation

Continucare provides primary care physician services on an outpatient basis through a network of medical facilities. Continucare has 18 well appointed medical offices equipped with state-of-the-practice technology and staffed with experienced physicians and a comprehensive support staff. In addition, Continucare provides medical management services to independent primary physician affiliates in South Florida, assisting them with medical utilization, pharmacy management and specialist network development, thereby allowing them more time for patient care. Also, through its subsidiary, Seredor Corporation, Continucare operates or manages more than 70 sleep diagnostic centers in 15 states. For more information please visit www.continucare.com.

Except for historical matters contained herein, statements made in this press release are forward-looking and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors and others are cautioned that forward-looking statements are subject to risks and uncertainties that may affect our business and prospects and cause our actual results to differ materially from those set forth in the forward-looking statements including the following: our operations are dependent on three health maintenance organizations; under our most important contracts we are responsible for the cost of medical services to our patients in return for a capitated fee; our revenues will be affected by the Medicare Risk Adjustment program; if we are unable to manage medical benefits expense effectively, our profitability will likely be reduced; a failure to estimate incurred but not reported medical benefits expense accurately will affect our profitability; we compete with many health care providers for patients and HMO affiliations; we may not be able to successfully recruit or retain existing relationships with qualified physicians and medical professionals; our business exposes us to the risk of medical malpractice lawsuits; we primarily operate in Florida; a significant portion of our voting power is concentrated; we are dependent on our executive officers and other key employees; we depend on the management information systems of our affiliated HMOs; we depend on our information processing systems; the volatility of our stock price; a failure to successfully implement our business strategy could materially and adversely affect our operations and growth opportunities; our intangible assets represent a substantial portion of our total assets; competition for acquisition targets and acquisition financing and other factors may impede our ability to acquire other businesses and may inhibit our growth; our acquisitions could result in integration difficulties, unexpected expenses, diversion of management’s attention and other negative consequences; recently enacted health care reform, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on our business; a decrease to our Medicare capitation payments may have a material adverse effect on our results of operations, financial position and cash flows; we are subject to government regulation; the health care industry is subject to continued scrutiny; our insurance coverage may not be adequate, and rising insurance premiums could negatively affect our profitability; deficit spending and economic downturns could negatively impact our results of operations; and many factors that increase health care costs are largely beyond our ability to control. These and other applicable risks, cautionary statements and factors that could cause actual results to differ from our forward-looking statements are included in our most recent annual report on Form 10-K and other filings with the SEC and we urge you to read those documents. We undertake no obligation to update or revise these forward-looking statements to reflect events or circumstances after the date hereof except as required by law.

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

ASSETS	March 31, 2011	June 30, 2010
Current assets:
Cash and cash equivalents	$44,623,706	$37,542,445
Certificate of deposit	-	668,755
Due from HMOs, net of a liability for incurred but not reported medical claims expense of approximately $22,566,000 and $23,394,000 at March 31, 2011 and June 30, 2010, respectively	18,152,979	18,920,388
Prepaid expenses and other current assets	4,719,198	2,631,136
Deferred income tax assets	226,420	140,057
Total current assets	67,722,303	59,902,781
Property and equipment, net	15,172,276	12,728,184
Goodwill	79,579,182	73,994,444
Intangible assets, net of accumulated amortization of approximately $6,084,000 and $4,705,000 at March 31, 2011 and June 30, 2010, respectively	6,826,196	4,296,507
Deferred income tax assets	3,102,460	2,830,929
Other assets, net	130,490	112,747
Total assets	$172,532,907	$153,865,592
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,123,114	$810,376
Accrued expenses and other current liabilities	6,601,118	9,041,162
Income taxes payable	409,383	590,673
Total current liabilities	8,133,615	10,442,211
Deferred income tax liabilities	7,517,372	7,145,507
Other liabilities	71,872	249,248
Total liabilities	15,722,859	17,836,966
Commitments and contingencies
Shareholders’ equity:
Common stock, $0.0001 par value: 100,000,000 shares authorized; 60,619,516 shares issued and outstanding at March 31, 2011 and 60,504,012 shares issued and outstanding at June 30, 2010	6,062	6,050
Additional paid-in capital	109,393,341	107,860,204
Accumulated earnings	47,410,645	28,162,372
Total shareholders’ equity	156,810,048	136,028,626
Total liabilities and shareholders’ equity	$172,532,907	$153,865,592

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended March 31,
	2011	2010

Revenue	$85,651,548	$80,274,545
Operating expenses:
Medical services:
Medical claims	54,827,436	52,081,382
Other direct costs	10,215,020	8,052,068
Total medical services	65,042,456	60,133,450
Administrative payroll and employee benefits	4,720,727	5,208,903
General and administrative	5,632,261	5,194,384
Total operating expenses	75,395,444	70,536,737
Income from operations	10,256,104	9,737,808
Interest income (expense), net	160,813	(91,105)
Income before income tax provision	10,416,917	9,646,703
Income tax provision	3,159,571	3,746,092

Net income	$7,257,346	$5,900,611

Net income per common share:
Basic	$.12	$.10
Diluted	$.12	$.09

Weighted average common shares outstanding:
Basic	60,588,236	59,984,393
Diluted	62,591,863	62,186,634

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended March 31,
	2011	2010

Revenue	$244,908,392	$231,503,010
Operating expenses:
Medical services:
Medical claims	157,891,846	155,062,089
Other direct costs	28,826,420	23,425,011
Total medical services	186,718,266	178,487,100
Administrative payroll and employee benefits	12,055,232	12,260,742
General and administrative	16,368,515	13,771,529
Total operating expenses	215,142,013	204,519,371
Income from operations	29,766,379	26,983,639
Interest income (expense), net	190,235	(64,428)
Income before income tax provision	29,956,614	26,919,211
Income tax provision	10,708,341	10,421,581

Net income	$19,248,273	$16,497,630

Net income per common share:
Basic	$.32	$.28
Diluted	$.31	$.27

Weighted average common shares outstanding:
Basic	60,568,574	59,657,867
Diluted	62,371,087	61,531,035

CONTINUCARE CORPORATION CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

	Nine Months Ended March 31,
	2011	2010
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$19,248,273	$16,497,630
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,979,892	2,114,468
Change in liability for unrecognized tax benefit	(899,357)	-
Provision for bad debt	241,199	-
Loss on disposal of fixed assets	11,163	10,946
Loss on impairment of fixed assets	-	96,000
Compensation expense related to issuance of stock options	1,454,589	1,125,443
Excess tax benefits related to exercise of stock options	(104,888)	(336,288)
Deferred income tax expense	13,971	206,238
Changes in operating assets and liabilities:
Due from HMOs, net	767,409	848,984
Prepaid expenses and other current assets	(964,648)	(253,450)
Other assets, net	(277)	79,498
Accounts payable	45,017	205,799
Accrued expenses and other current liabilities	(3,527,410)	1,209,457
Income taxes payable	966,125	(154,657)
Net cash provided by operating activities	20,231,058	21,650,068

CASH FLOWS FROM INVESTING ACTIVITIES
Proceeds from maturity of certificates of deposit	668,755	575,603
Purchase of certificates of deposit	-	(8,368)
Acquisition of sleep diagnostic centers, net of cash acquired	(10,804,712)	(1,592,346)
Purchase of property and equipment	(2,940,978)	(2,672,866)
Net cash used in investing activities	(13,076,935)	(3,697,977)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal repayments under capital lease obligations	(151,422)	(250,722)
Proceeds from exercise of stock options	340,163	844,913
Shares withheld in connection with exercise of stock options	(366,491)	-
Excess tax benefits related to exercise of stock options	104,888	336,288
Net cash (used in) provided by financing activities	(72,862)	930,479

Net increase in cash and cash equivalents	7,081,261	18,882,570
Cash and cash equivalents at beginning of period	37,542,445	13,895,823
Cash and cash equivalents at end of period	$44,623,706	$32,778,393

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:
Purchase of property and equipment with proceeds of capital lease obligations	$-	$222,172

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for taxes	$10,627,602	$10,370,000
Cash paid for interest	$15,213	$14,120

CONTACT:
Continucare Corporation
Fernando L. Fernandez, 305-500-2105
Senior Vice President – Finance